Exhibit 5.1

Jodie M. Bourdet	Via EDGAR

T: +415 693 2054

jbourdet@cooley.com

April 10, 2015

TriNet Group, Inc.

1100 San Leandro Blvd., Suite 400

San Leandro, CA 94577

Ladies and Gentlemen:

We have acted as counsel to TriNet Group, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Company has provided us with a base prospectus (the “Base Prospectus”) which forms a part of the Registration Statement. The Base Prospectus provides that it will be supplemented in the future by one or more prospectus supplements (each, a “Prospectus Supplement”) and any free-writing prospectus(es). The Registration Statement, including the Base Prospectus (as supplemented from time to time by one or more Prospectus Supplements and any free-writing prospectus(es)) provides for the registration by the Company of shares of common stock, $0.000025 par value per share, for re-sale (the “Shares”) which were previously issued to certain stockholders (the “Stockholders”).

The Common Stock is being registered for offer and sale from time to time pursuant to Rule 415 under the Securities Act.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With the Company’s consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”) and we express no opinion with respect to any other laws. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We express no opinion as to whether the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

In rendering this opinion, we have assumed: (i) the genuineness and authenticity of all signatures on original documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to originals of all documents submitted to us as copies; and (iv) the accuracy, completeness and authenticity of certificates of public officials. Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111     T: (415) 693-2000    F: (415) 693-2222    WWW.COOLEY.COM

TriNet Group, Inc.

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Subject to the foregoing, it is our opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Base Prospectus and any Prospectus Supplements. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Sincerely,

Cooley LLP

By:	/s/ Jodie M. Bourdet
Jodie M. Bourdet

101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111    T: (415) 693-2000    F: (415) 693-2222    WWW.COOLEY.COM